Exhibit 99.1

Press Release Source: Inverness Medical Innovations

Inverness Medical Innovations and Procter & Gamble Agree in Principle
to Form Consumer Diagnostics Joint Venture

WALTHAM, MASS., July 18, 2006 — Inverness Medical Innovations, Inc. (Amex: IMA), announced today that they have signed a non-binding letter of intent with The Procter & Gamble Company (NYSE: PG) to form a joint venture to develop and market consumer diagnostic products. This collaboration will bring Inverness’ expertise in the development and manufacture of consumer diagnostics together with P&G’s expertise in the marketing and selling of consumer health care products.  Inverness will retain all rights with respect to the development and sale of cardiology diagnostic products and its non-consumer diagnostic businesses.

The detailed planning to reach a final agreement will take several months and specifics of a potential agreement are not available.  Any final agreement reached will be subject to certain closing conditions and applicable regulatory approvals.

About Inverness Medical Innovations

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno-diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio. Inverness is headquartered in Waltham, Massachusetts.

For more information about Inverness Medical Innovations, please visit our website at http://www.invernessmedical.com.

The statements regarding a potential joint venture contained in this press release, including without limitation the statements regarding the subject matter, terms and future negotiation of the joint venture and any definitive agreement that may be entered into,  are forward-looking statements within the meaning of the federal securities laws. These statements reflect Inverness’ current views with respect to future events and are based on management’s current assumptions and information currently available. Those statements are neither promises nor guarantees but are subject to risks and uncertainties that could cause actual results to differ materially from the statements, including without limitation, changes to the terms of the joint venture agreed to during the negotiation of a definitive agreement; the ability of the parties to obtain regulatory approval of the joint venture; changes to the terms of the joint venture arising out of or driven by the regulatory approval process or the FTC’s ongoing investigation relating to Inverness’ consumer and certain other diagnostic products; Inverness’ ability to obtain the consent of its lenders in order to establish the joint venture; Inverness’ ability to manage and obtain the benefits of joint venture activities; Inverness’ ability to develop new products and the market’s acceptance of these products; P&G’s ability to effectively sell and distribute the joint venture’s consumer diagnostics products and the risks and uncertainties described in Inverness’ periodic and current reports filed with the Securities and Exchange Commission under the federal securities laws, including without limitation the Inverness’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005.  The forward-looking statements contained in this press release are made as of the date of the release only, and Inverness undertakes no obligation to update any forward-looking statements contained herein.

About The Procter & Gamble Company

Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella(R), Gillette(R), and Braun(R). The P&G community consists of almost 140,000 employees working in over 80 countries worldwide.

Please visit http://www.pg.com for the latest news and in-depth information about P&G and its brands.

All statements, other than statements of historical fact included in this release, are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results for The Procter & Gamble Company (the “Company”) to differ materially from those anticipated by some of the statements made. These include: (1) the ability to achieve business plans, including with respect to lower income consumers and growing existing sales and volume profitably despite high levels of competitive activity, especially with respect to the product categories and geographical markets (including developing markets) in which the Company has chosen to focus; (2) the ability to successfully execute, manage and integrate key acquisitions and mergers, including (i) the Domination and Profit Transfer Agreement with Wella, and (ii) the Company’s merger with The Gillette Company, and to achieve the cost and growth synergies in accordance with the stated goals of the Gillette transaction; (3) the ability to manage and maintain key customer relationships; (4) the ability to maintain key manufacturing and supply sources (including sole supplier and plant manufacturing sources); (5) the ability to successfully manage regulatory, tax and legal matters (including product liability, patent, and other intellectual property matters), and to resolve pending matters within current estimates; (6) the ability to successfully implement, achieve and sustain cost improvement plans in manufacturing and overhead areas, including the Company’s outsourcing projects; (7) the ability to successfully manage currency (including currency issues in volatile countries), debt (including debt related to the Company’s announced plan to repurchase shares of the Company’s stock), interest rate and certain commodity cost exposures; (8) the ability to manage the continued global political and/or economic uncertainty and disruptions, especially in the Company’s significant geographical markets, as well as any political and/or economic uncertainty and disruptions due to terrorist activities; (9) the ability to successfully manage competitive factors, including prices, promotional incentives and trade terms for products; (10) the ability to obtain patents and respond to technological advances attained by competitors and patents granted to competitors; (11) the ability to successfully manage increases in the prices of raw materials used to make the Company’s products; (12) the ability to stay close to consumers in an era of increased media fragmentation; and (13) the ability to stay on the leading edge of innovation.  For additional information concerning factors that could cause actual results of The Procter & Gamble Company to materially differ from those projected herein, please refer to its most recent 10-K, 10-Q and 8-K reports.